Exhibit 2.1
AMENDMENT NO. 6 TO AGREEMENT AND PLAN OF MERGER
This Amendment No. 6, dated October 4, 2024 (this “Amendment”), to the Merger Agreement (as defined below) is by and among Vista Outdoor Inc., a Delaware corporation (“Company”), Revelyst, Inc., a Delaware corporation and a direct wholly owned subsidiary of Company (“Outdoor Products”), CSG Elevate II Inc., a Delaware corporation (“Parent”), CSG Elevate III Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Czechoslovak Group a.s., a joint stock company incorporated under the laws of the Czech Republic (“CSG” and, together with Company, Outdoor Products, Parent and Merger Sub, the “Parties”).
Each capitalized term used and not defined herein has the meaning set forth in the Merger Agreement.
WHEREAS, the Parties are parties to that certain Agreement and Plan of Merger, dated October 15, 2023, as amended on May 27, 2024, June 23, 2024, July 7, 2024, July 21, 2024 and September 12, 2024 (the “Merger Agreement”).
WHEREAS, the Merger Agreement currently contemplates (i) a Base Purchase Price of $2,150,000,000 and (ii) that the Merger Consideration is comprised of (A) one fully paid and non-assessable share of Outdoor Products Common Stock and (B) $28.00 (such cash amount, the “Cash Consideration”).
WHEREAS, the Merger Agreement also contemplates that, subject to the terms and conditions contained in the Revelyst Stock Purchase Agreement, substantially in the form attached as Exhibit J to the Merger Agreement (the “Revelyst Stock Purchase Agreement”), Purchaser shall purchase, and the Company shall sell to Parent a number of shares of Outdoor Products Common Stock equal to 7.5% of the fully diluted outstanding shares of Outdoor Products Common Stock as of the Closing (after giving effect to the Contribution including, for the avoidance of doubt, the shares of Outdoor Products Common Stock to be transferred by Company to Merger Sub Parent pursuant to the Revelyst Stock Purchase Agreement) for an aggregate purchase price of $150,000,000 (the “Revelyst Investment”).
WHEREAS, the Merger Agreement also contemplates that either Company or Parent may terminate the Merger Agreement if the Effective Time has not occurred on or before the End Date, which date is currently October 15, 2024, subject to the terms and conditions contained therein.
WHEREAS, the Merger Agreement further contemplates that the Closing shall take place on the third Business Day following the satisfaction or waiver of the conditions set forth in Article VII of the Merger Agreement (the “Closing Conditions”), subject to the terms and conditions contained therein.

WHEREAS, CSG has agreed to increase the Base Purchase Price from $2,150,000,000 to $2,225,000,000.
WHEREAS, the Parties wish to (i) change the amount of the Cash Consideration from $28.00 to $25.75, (ii) eliminate the Revelyst Investment, (iii) extend the End Date to December 11, 2024 and (iv) provide that the Closing shall take place on the earlier of (a) the third Business Day following the satisfaction or waiver of the Closing Conditions and (b) December 11, 2024, assuming the satisfaction or waiver of the Closing Conditions prior to the Closing.
WHEREAS, Section 8.04 of the Merger Agreement provides that any amendment to the Merger Agreement shall be valid only if set forth in an instrument in writing signed on behalf of each of the Parties.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:
1.    Section 1.01(c) of the Merger Agreement is hereby amended and restated as follows:
(c) The number of shares of Outdoor Products Common Stock issued to Company pursuant to the Contribution (as defined in the Separation Agreement) shall equal (i) the number of shares of Company Common Stock outstanding on the Closing Date immediately following completion of the Internal Transactions (but excluding all shares of Company Common Stock to be canceled pursuant to Section 2.01(b) and all Appraisal Shares) minus (ii) the number of shares of Outdoor Products Common Stock outstanding at such time, such that the Merger Consideration distributed in accordance with Section 2.03 shall comprise all of the issued and outstanding shares of Outdoor Products Common Stock, all of which shall, immediately prior to such distribution, be held by Company.
2.    Section 1.03 of the Merger Agreement is hereby amended and restated as follows:
Closing. The closing of the Merger (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts) at 10:00 a.m., New York City time, on the earlier of (a) the third Business Day following the satisfaction (or, to the extent permitted by Law, waiver by the parties entitled to the benefit thereof) of the conditions set forth in Article VII (other than (i) the condition set forth in Section 7.01(d); provided that such condition is reasonably capable of being satisfied immediately prior to the Closing and (ii) those conditions that by their nature are to be satisfied at the Closing; provided that such conditions are reasonably capable of being satisfied at the Closing) and (b) December 11, 2024, provided that the satisfaction (or, to the extent permitted by Law, waiver by the parties entitled to the benefit thereof) of the conditions set forth in Article VII (other than (i)

the condition set forth in Section 7.01(d); provided that such condition is reasonably capable of being satisfied immediately prior to the Closing and (ii) those conditions that by their nature are to be satisfied at the Closing; provided that such conditions are reasonably capable of being satisfied at the Closing) shall have occurred prior to the Closing. Notwithstanding the foregoing, the Closing may be consummated at such other place, time or date as shall be agreed in writing between Company and Parent. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.
3.    Section 2.01(c)(ii) of the Merger Agreement is hereby amended by replacing the reference to “$28.00” with a reference to “$25.75”.
4.    Section 2.03(a)(i) of the Merger Agreement is hereby amended and restated as follows:
(i)    Company shall deposit, or shall cause to be deposited, with the Agent for the benefit of the holders of the shares of Company Common Stock, for exchange in accordance with this Article II through the Agent, certificates or evidence of shares in book-entry form representing the shares of Outdoor Products Common Stock to be distributed as Merger Consideration (being all of the issued and outstanding shares of Outdoor Products Common Stock at such time, all of which will be held by Company immediately prior to such deposit)
5.    Section 8.01(b)(i) of the Merger Agreement is hereby amended and restated as follows:
(i)    if the Effective Time has not occurred on or before December 11, 2024 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to a party if the failure of the Effective Time to occur on or before the End Date is primarily due to the breach by such party of any Transaction Document (including, in the case of Company, Outdoor Products, and in the case of Parent, Guarantor or Merger Sub).
6.    Section 9.03 of the Merger Agreement is hereby amended by:
(i)    replacing the existing defined term “Contribution Amount” with the following definition:
“Contribution Amount” means (A) the Subscription Amount minus (B) Estimated Closing Debt plus (C) Estimated Closing Non-Cash Debt minus (D) Estimated Transaction Expenses minus (E) Estimated Closing Taxes.

(ii)    replacing the existing defined term “Base Purchase Price” with the following definition:
“Base Purchase Price” means $2,225,000,000.
(iii) deleting the definitions of “Revelyst Stock Purchase Agreement” and “Revelyst Stock Purchase Agreement Purchase Price”.
7.    Article VI of the Merger Agreement is hereby amended by deleting Section 6.20.
8.    The Table of Contents of the Merger Agreement shall be amended by deleting the reference to Exhibit J.
9.    The Merger Agreement shall be amended by removing Exhibit J.
10.    Sections 9.05, 9.08, 9.10(a), 9.13(a) and 9.13(c) of the Merger Agreement shall apply to this Amendment, mutatis mutandis.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed as of the date first written above.

VISTA OUTDOOR INC.

By:	/s/ Jason Vanderbrink
Name:	Jason Vanderbrink
Title:	Co-Chief Executive Officer

By:	/s/ Eric Nyman
Name:	Eric Nyman
Title:	Co-Chief Executive Officer

REVELYST, INC.

By:	/s/ Eric Nyman
Name:	Eric Nyman
Title:	Chief Executive Officer

CSG ELEVATE II INC.

By:	/s/ Ladislav Štorek
Name:	Ladislav Štorek
Title:	Officer

CSG ELEVATE III INC.

By:	/s/ Ladislav Štorek
Name:	Ladislav Štorek
Title:	Officer

CZECHOSLOVAK GROUP a.s.

By:	/s/ Ladislav Štorek
Name:	Ladislav Štorek
Title:	Vice-Chairman of the Board

By:	/s/ Zdeněk Jurák
Name:	Zdeněk Jurák
Title:	Member of the Board